Exhibit 99.6

SCM MICROSYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 4, 2010 (“the closing date”), SCM Microsystems, Inc., a Delaware corporation (“SCM” or the “Company”) completed the acquisition of Bluehill ID AG (“Bluehill ID”), a stock corporation incorporated in Switzerland, in accordance with the Business Combination Agreement between the Company and Bluehill ID, dated as of September 20, 2009, as amended (the “Business Combination Agreement”). Bluehill ID comprises Bluehill ID AG together with each of its other subsidiaries. Under the terms of the Business Combination Agreement, the Company made an offer to the Bluehill ID shareholders to acquire all of the Bluehill ID shares and issued 0.52 new shares of the Company’s common stock for every one share of Bluehill ID tendered. Approximately 29,422,714, or 92% of Bluehill ID shares outstanding were tendered in the offer and exchanged for a total of approximately 15,299,797 new shares of the Company’s common stock. Following the closing date, approximately 38% of the outstanding shares of the Company are now held by former Bluehill ID shareholders. The issuance of the shares of the Company’s common stock to the former shareholders of Bluehill ID was approved by the stockholders of the Company at a special meeting held on December 18, 2009.

Prior to the acquisition, Bluehill ID had granted to BH Capital Management AG (“BHCM”), an option to purchase up to 3,914,790 bearer shares in Bluehill ID at an exercise price of CHF 1.00 per share exercisable until June 30, 2014. Pursuant to the terms of the Business Combination Agreement, these options were converted at the closing of the transaction into an option to purchase up to 2,035,691 shares of the Company’s common stock at an exercise price of Euro 1.28 per share.

Bluehill ID is a leading provider of automatic identification and RFID technologies, products, services and solutions used in the fields of security, identification, tracking and further growing applications. The Company believes that the acquisition of Bluehill ID presents a strategic opportunity to strengthen its position in the security industry and is a crucial step to create the signature company for security and identity-based technologies and solutions.

Additionally, on April 30, 2009, SCM acquired Hirsch Electronics Corporation, a California corporation (“Hirsch”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) entered into on December 10, 2008 between SCM, Hirsch and two wholly owned subsidiaries of SCM (formed solely for the purposes of effecting the merger). Under the terms of the Merger Agreement, through a two-step merger, Hirsch became a new Delaware limited liability company and a wholly owned subsidiary of SCM (the “Merger”). All the conditions of the Merger Agreement were satisfied or waived as of, and the Merger was completed on, April 30, 2009. As of December 10, 2008, the date of the Merger Agreement, Hirsch owned 29.4% of the outstanding shares of Hirsch EMEA, Inc. (“Hirsch EMEA”), a British Virgin Islands company. Hirsch EMEA comprises Hirsch EMEA, Inc. together with each of its other subsidiaries. On December 31, 2008, Hirsch had purchased all of the outstanding shares of Hirsch EMEA for an aggregate of $0.5 million in cash and 100,000 shares of Hirsch common stock and the results of Hirsch EMEA is consolidated with Hirsch since January 1, 2009.

Unaudited Pro Forma Condensed Combined Financial Data

This unaudited pro forma condensed combined financial data should be read in conjunction with the historical financial statements and the accompanying notes of Bluehill ID (contained elsewhere in this Form 8-K/A) and the Company’s historical financial statements and the accompanying notes appearing in its historical periodic Security Exchange and Commission (“SEC”) filings, including SCM’s Registration Statement on Form S-4 (Registration No. 333-162618) and Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

The unaudited pro forma condensed combined balance sheet as of December 31, 2009 reflects the Bluehill ID acquisition and related events as if they had been consummated on December 31, 2009. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 reflects the Bluehill ID and Hirsch acquisition and related events as if they had been consummated on January 1, 2009. The pro forma financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been achieved if the acquisition had been completed as of the dates indicated, and should not be taken as representative of future consolidated results of operations or financial condition of SCM. Preparation of the pro forma financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments such as purchase accounting adjustments, which include, among others, cost of sales resulting from a step up of inventory at fair value, amortization charges from acquired intangible assets, and related income tax effects. In addition, with respect to the pro forma condensed combined balance sheet at December 31, 2009, management estimated the fair value of Bluehill ID’s assets acquired and liabilities assumed, based on the purchase price allocation performed as of the closing date.

The pro forma information does not reflect cost savings, operating synergies or revenue enhancements expected to result from the acquisition or the costs to achieve these cost savings, operating synergies and revenue enhancements.

SCM MICROSYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2009

(in thousands)

	SCM	Bluehill ID (Historical)	Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$4,836	$4,264	$9,100			$9,100
Short-term investments		3,879	3,879	(2,714)	A	1,165
Accounts receivable, net	6,739	2,913	9,652			9,652
Inventories, net	5,379	1,476	6,855	99	B	6,954
Income taxes receivable	274		274			274
Other current assets	1,647	808	2,455			2,455

Total current assets	18,875	13,340	32,215	(2,615)		29,600

Property and equipment, net	683	3,963	4,646			4,646
Goodwill	21,895	8,521	30,416	(8,521)	C	45,828
				23,933	C
Intangible assets, net	22,082	3,466	25,548	(3,466)	D	34,808
				12,726	D
Other assets	1,036		1,036			1,036

Total assets	$64,571	$29,290	$93,861	$22,057		$115,918

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable to bank	$—	$1,575	$1,575	$—		$1,575
Accounts payable	5,530	2,651	8,181			8,181
Liability to related party	1,027		1,027			1,027
Accrued compensation and related benefits	2,884	1,329	4,213	250	E	4,463
Accrued restructuring and other charges	1,022		1,022			1,022
Accrued professional fees	1,321		1,321			1,321
Other accrued expenses	2,789	4,349	7,138			7,138
Income taxes payable	188	686	874			874

Total current liabilities	14,761	10,590	25,351	250		25,601

Long-term liability to related party	7,899		7,899			7,899
Deferred tax liability	3,515	1,083	4,598	3,145	F	7,743
Long-term income taxes payable	456		456			456

Total liabilities	26,631	11,673	38,304	3,395		41,699

Non-controlling interest				1,409	G	1,409
Stockholders’ equity:
Common stock	26	28,421	28,447	(28,421)	H	41
				15	I
Additional paid-in capital	253,910	2,574	256,484	(2,574)	H	291,479
				37,569	I
Treasury stock	(2,777)	(141)	(2,918)	141	H	(5,491)
				(2,714)	A
Accumulated deficit	(216,378)	(12,786)	(229,164)	12,786	H	(216,378)
Accumulated other comprehensive income	3,159	(451)	2,708	451	H	3,159

Total stockholders’ equity	37,940	17,617	55,557	17,253		72,810

Total liabilities and stockholders’ equity	$64,571	$29,290	$93,861	$22,057		$115,918

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SCM MICROSYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands, except per share amounts)

	SCM (1)	Hirsch Consolidated (2)	Bluehill ID Consolidated	Combined	Pro Forma Adjustments		Pro Forma Adjustments		Pro Forma
	Historical				I		II		Combined
Net revenue	$41,315	$6,661	$22,760	$70,736					$70,736
Cost of revenue	22,804	3,875	15,764	42,443					43,212
					102	J	109	J
							459	J
							99	K
Royalties to related parties	0	199	0	199	(199)	L			0

Gross profit	18,511	2,587	6,996	28,094	97		(667)		27,524

Operating expenses:
Research and development	5,062	1,451	911	7,424					7,424
Selling and marketing	15,584	2,590	2,909	21,083	230	J	1, 140	J	22,453
General and administrative	12,091	945	15,992	29,028					29,028
Impairment of intangibles	647			647					647
Gain on sale of assets	(1,417)			(1,417)					(1,417)

Total operating expenses	31,967	4,986	19,812	56,765	230		1,140		58,135

Loss from operations	(13,456)	(2,399)	(12,816)	(28,671)	(133)		(1,807)		(30,611)
Loss and impairment on equity investments	(2,244)			(2,244)					(2,244)
Interest (expense) income	(487)	(50)	(166)	(703)	(26)	M			(993)
					(264)	N
Other income	0	0	423	423					423
Foreign currency gains (losses), net	76	(6)	636	706					706

Loss from continuing operations before income taxes	(16,111)	(2,455)	(11,923)	(30,489)	(423)		(1,807)		(32,719)
Benefit (provision) for income taxes	1,549	198	(573)	1,174	(198)	O	447	P	1,423

Loss from continuing operations	(14,562)	(2,257)	(12,496)	(29,315)	(621)		(1,360)		(31,296)
Gain from discontinued operations, net of income taxes	226			226					226
Gain on sale of discontinued operations, net of income taxes	157			157					157

Net loss	$(14,179)	$(2,257)	$(12,496)	$(28,932)	$(621)		$(1,360)		$(30,913)

Basic and diluted loss per share from continuing operations	$(0.66)								$(0.84)

Basic and diluted income per share from discontinued operations	$0.02								$0.01

Basic and diluted net loss per share	$(0.64)								$(0.83)

Shares used to compute basic and diluted income (loss) per share	22,013						15,300	Q	37,313

(1)	Including Hirsch consolidated (Hirsch and Hirsch EMEA) starting May 1, 2009 (since date of acquisition)
(2)	For the period from January 1, 2009 to April 30, 2009

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

SCM MICROSYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial data is prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 – Business Combinations (“ASC 805”) and is based on the historical financial statements of SCM and Bluehill ID. Under this method of accounting, the total purchase consideration is measured at fair value as of the acquisition date when control is obtained.

The SCM consolidated balance sheet included in the above unaudited pro forma condensed combined balance sheet as of December 31, 2009 includes Hirsch’s consolidated (Hirsch and Hirsch EMEA) balance sheet as of December 31, 2009. The SCM consolidated statement of operations included in the above unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 includes Hirsch’s consolidated results of operations since the date of acquisition on April 30, 2009. Therefore Hirsch’s consolidated results of operations for the period from January 1, 2009 to April 30, 2009 is presented separately in the column titled “Hirsch consolidated” in the above unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 and the column titled “Pro Form Adjustments - I” relates to the pro forma adjustments of the Hirsch consolidated acquisition as if it had closed on January 1, 2009.

The unaudited pro forma condensed combined balance sheet as of December 31, 2009 combines SCM’s historical consolidated balance sheet as of December 31, 2009 and Bluehill ID’s consolidated balance sheet as of December 31, 2009 as if the acquisition had closed on December 31, 2009. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 combines the historical SCM and Bluehill ID statement of operations for their respective twelve-month periods ended December 31, 2009 as if the acquisition had closed on January 1, 2009, and the column titled “Pro Form Adjustments - II” relates to the pro forma adjustments of the Bluehill ID acquisition.

The statement of operations for Bluehill ID for the year ended December 31, 2009 includes the operating results of the Multicard GmbH, Multicard AG, and TagStar Systems, (collectively “the predecessors”) for their respective twelve-month periods ended December 31, 2009. These predecessor companies were acquired effective as of June 30, 2008. The financial statements of Bluehill ID´s predecessor companies for the period from January 1, 2008 to June 30, 2008 (contained elsewhere in this Form 8-K/A) have been prepared on a local basis of accounting that is generally accepted in their respective country of operation and are audited in accordance with US GAAS.

The financial statements of SCM have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements of Bluehill ID have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and have been reconciled with U.S. GAAP. The 2009 IFRS financial statements are audited based on U.S. generally accepted auditing standards (“U.S. GAAS”). The material US GAAP differences mainly include adjustments for the valuation for inventories, leases, internal development costs, asset impairment charges and deferred taxes.

Bluehill ID’s reporting currency is the euro. The income statement for 2009 has been translated to U.S. dollars (“USD”) by applying the annual average exchange rate for the year 2009 of $1.39 per euro. Bluehill ID’s balance sheet has been translated to USD by applying the year-end exchange rate as of December 31, 2009 of $1.43 per euro.

2. Purchase Price Allocation

On January 4, 2010, SCM completed the acquisition of Bluehill ID. Pursuant to the terms of the Business Combination Agreement, the Company issued a total of approximately 15,299,797 new shares of the Company’s common stock in exchange for 92% of the outstanding capital stock of Bluehill ID. In addition, SCM expects to issue options to purchase up to 2,035,691 shares of SCM common stock at an exercise price of EUR 1.28, exercisable until June 30, 2014. Each option to purchase shares of Bluehill ID common stock outstanding immediately prior to the effective date of the acquisition was converted into an option to purchase the number of shares of SCM common stock equal to the number of shares of Bluehill ID common stock that could have been purchased upon the full exercise of such options.

As required under the acquisition method of accounting in accordance with ASC 805, the acquisition-date fair value of the total consideration transferred and measurement of the identifiable assets acquired and liabilities assumed has not yet been finalized. SCM is in the process of obtaining a final third-party valuation report to measure the fair value of the consideration transferred and to measure the identifiable intangible and tangible assets acquired and liabilities assumed at fair value. Based on current information available, the total purchase consideration was estimated to be approximately $37.6 million as of January 4, 2010.

The following table summarizes the components of the estimated total purchase consideration measured as of the closing date for these pro forma condensed combined financial statements (in thousands):

Fair value of common stock issued	$34,577
Fair value of options converted	3,007

Total purchase consideration	$37,584

The fair value of the shares of SCM common stock to be issued in connection with the acquisition was determined using the closing price of SCM’s common stock on January 4, 2010 (the closing date), or $2.26 per share.

The estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the acquisition included in the accompanying pro forma condensed combined financial statements was based on management’s best estimates. The Company has obtained a preliminary third-party valuation to measure the fair value of intangible and tangible assets acquired and liabilities assumed. As this valuation is preliminary, the provisional measurements of intangible and tangible assets, liabilities assumed, and the resulting goodwill and deferred income taxes are subject to change. As the Company finalizes certain valuation assumptions, the final purchase accounting adjustments could be materially different from the preliminary pro forma adjustments presented herein.

The following represents the preliminary purchase price allocation assuming the acquisition occurred on January 4, 2010 (in thousands):

Cash and cash equivalents	$4,264
Short-term investments	1,165
Accounts receivable	2,913
Inventories	1,575
Other current assets	808
Property and equipment	3,963
Notes payable to bank	(1,575)
Accounts payable	(2,651)
Accrued expenses and other liabilities	(5,928)
Income taxes payable and deferred tax liability	(1,769)
Non-controlling interest	(1,409)
Treasury shares	2,714
Amortizable intangible assets:
Developed technology	1,092
Customer relationships	10,264
Order backlog	459
Intangible assets with indefinite lives (unamortizable):
Trade names	911
Deferred tax liabilities in connection with acquired intangibles assets and inventory fair value adjustment	(3,145)
Goodwill	23,933

Total estimated purchase consideration	$37,584

See further discussion of purchase accounting adjustments in Note 3 titled “Pro Forma Adjustments” below.

Intangible assets of $12.7 million consist primarily of developed technology, customer relationships, trade names, and order backlogs. Developed technology relates to Bluehill ID’s technology which is currently generating revenue. Customer relationships relate to Bluehill ID’s ability to sell existing, in-process and future versions of its products to its existing customers. Trade names represent future value to be derived associated with the use of existing trade names. Order backlog represents future revenue to be derived from confirmed orders. Of the $12.7 million of acquired intangible assets, $0.9 million was preliminarily assigned to registered trade names that are not subject to amortization. The remaining amount of $11.8 million of acquired intangible assets is subject to amortization. The Company expects to amortize developed technology and customer relationships over their expected useful life of approximately 10 years and order backlog over the expected useful life of one year.

Of the total estimated purchase consideration, $23.9 million was recognized and measured as goodwill. Goodwill represents the excess of the purchase consideration of an acquired business over the fair value of the underlying net tangible and intangible assets.

In accordance with ASC Topic 350 – Intangibles - Goodwill and Other, goodwill resulting from business combinations is tested for impairment at least annually or more frequently if certain indicators are present. In the event that management determines that the value of goodwill has become impaired, the combined company will record a charge for the amount of impairment during the fiscal quarter in which the determination is made.

3. Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the acquisition was completed on December 31, 2009 for balance sheet purposes and on January 1, 2009 for statement of operations purposes and reflect the following pro forma adjustments:

(A)	Adjustment to record the 1,201,004 SCM shares held by Bluehill ID prior to acquisition as treasury shares based on closing date share price.

(B)	Adjustment to record acquired inventory at fair value.

(C)	Adjustment to eliminate the pre-acquisition goodwill and to record the goodwill resulting from the acquisition.

(D)	Adjustment to eliminate the pre-acquisition intangible assets and to record the intangible assets measured upon acquisition.

(E)	Adjustment to record the earn-out payments to certain individuals of the predecessor companies which are associated with earnings of the predecessor companies.

(F)	Adjustment to record deferred tax liabilities related to identifiable intangible assets.

(G)	Adjustment to record the 8% non-controlling interest upon consolidation.

(H)	Adjustment to eliminate Bluehill ID’s historical capital stock, additional paid in capital, accumulated deficit, treasury shares, and accumulated other comprehensive income.

(I)	Adjustment to record the common stock and additional paid in capital increase due to the new shares offered.

(J)	To record amortization of the acquired intangible assets as follows (in thousands):

	Pro Forma Adjustments I	Pro Forma Adjustments II
Amortization of acquisition-related intangible assets presented as part of the following captions:
Cost of revenue (related to developed technology)	$102	$109
Cost of revenue (related to order backlog)	—	459
Selling and marketing (related to customer relationships)	230	1,140

Total	$332	$1,708

(K)	Adjustment to record the cost of revenue resulting from step up of inventory fair value.

(L)	Adjustment to reduce royalty expense due to recording of liability assumed related to royalties payable to related party during purchase price accounting of Hirsch.

(M)	Adjustment to record decrease in interest income by applying the average rate of return for the respective period to the assumed net decrease in SCM’s cash balance used to fund the acquisition of Hirsch.

(N)	Adjustment to record interest accretion for royalty liability payable to related party.

(O)	Adjustment to reflect tax impact from the acquisition of Hirsch for the respective period.

(P)	To record income tax impact related to pro forma adjustments for step up of inventory fair value and amortization of acquisition-related intangible assets. The pro forma combined benefit from income taxes does not reflect the amounts that would have resulted had SCM and Bluehill ID filed consolidated income tax returns during the periods presented.

(Q)	The pro forma basic and diluted net loss per share is based on the historical weighted-average number of shares of SCM common stock used in computing basic and diluted net loss per share, plus approximately 15.3 million shares of SCM common stock assumed to be issued in connection with the acquisition.